EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

         The following are the Registrant's subsidiaries. All Subsidiaries are wholly-owned, directly or indirectly. Subsidiaries of subsidiaries are indented.

                                                         State of Jurisdiction
                  Name                                     of Corporation
                  ----                                  --------------------

         Crown Tool & Die Company, Inc.                       Puerto Rico
         TII International, Inc.                              Delaware
            TII Dominicana, Inc.                              Delaware
            TII Corporation                                   Delaware
               Telecommunications Industries, Inc.            New York

                                      -21-